Exhibit 5.1
Letterhead of Cooley Godward LLP

September 26, 2003

Scientific Learning Corporation
300 Frank H. Ogawa Place, Ste. 500
Oakland, CA 94612

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Scientific Learning Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,425,000 shares of the Company’s Common Stock, par value $.001 per share, (the “Shares”) pursuant to the Company’s 1999 Equity Incentive Plan (the “Incentive Plan”), Milestone Equity Incentive Plan (the “Milestone Plan”) and 1999 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) (the Incentive Plan, Milestone Plan and Directors’ Plan being hereinafter collectively referred to as the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, your Certificate of Incorporation and By-laws, as amended and restated, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ Christopher A. Westover ————————————— Christopher A. Westover